EXHIBIT 99.3
FOR FURTHER INFORMATION:

ABDO H. KHOURY

President and Chief Financial Officer

(714) 751-7400

FOR IMMEDIATE RELEASE

ARV ASSISTED LIVING, INC. AGREES TO GOING PRIVATE MERGER AT A PRICE OF $3.90 PER SHARE

COSTA MESA, CA – January 3, 2003—ARV Assisted Living, Inc. (AMEX: SRS) announced today that it has entered into a definitive merger agreement with Prometheus Assisted Living, L.L.C.

Under the terms of the transaction, ARV’s stockholders, other than Prometheus and its affiliates, will receive $3.90 per share in cash. This price reflects a premium of approximately 53% over the $2.55 closing price of the ARV common shares on September 20, 2002, the last trading day prior to the Company’s announcement on September 23, 2002 that it had received a preliminary transaction proposal from Prometheus. In addition, the price represents a premium of approximately 14% over the midpoint of the $3.25- $3.60 price range contained in Prometheus’s preliminary proposal.

The merger agreement follows the completion of a process undertaken by a Special Committee, consisting of two independent directors of ARV, to evaluate the preliminary transaction proposal received from Prometheus and consider other options available to ARV. After considering alternatives and negotiating with Prometheus, the Special Committee unanimously recommended the transaction to the Company’s full Board of Directors. Based upon that recommendation, the Company’s Board unanimously approved the transaction.

Cohen & Steers Capital Advisors LLC served as financial advisor to the Special Committee and delivered an opinion that the merger consideration of $3.90 per share to be received by ARV’s stockholders, other than Prometheus and its affiliates, is fair to those stockholders from a financial point of view.

ARV will file proxy materials with the Securities and Exchange Commission for a special meeting of stockholders to vote on the proposed merger. ARV anticipates that the special meeting will be held in March 2003, subject to the timing of SEC clearance of the proxy materials.

Completion of the merger will be subject to certain closing conditions, including approval by holders of a majority of ARV’s outstanding shares and receipt of necessary regulatory approvals. Prometheus currently owns approximately 43.5 % of ARV’s outstanding shares and its affiliate holds a warrant, which if exercised, would result in Prometheus and its affiliates, together, owning approximately 45.8% of the ARV’s outstanding shares.

In a related development, ARV and Prometheus also announced today that they have reached agreements with respect to settlements of the stockholder class action lawsuits that were filed in the Delaware Court of Chancery and in the California Superior Court, Orange County, shortly after the announcement of Prometheus’ preliminary proposal. The settlements, which remain subject to court approval, are reflected in signed memoranda of understanding and are intended to resolve all claims that have or may be filed in connection with the proposed merger and related disclosures.

Prometheus has indicated that it intends, following the completion of the transaction, to combine ARV with Atria, Inc. and Kapson Senior Quarters Corp. (also assisted living companies), subject to receipt of all necessary approvals and consents. The transaction is not conditioned on this combination. The Company does not expect the transaction to have any adverse impact on residents in the Company’s assisted living communities.

ARV also announced today that the U.S. government and ARV have entered into a settlement, granting mutual releases, of all outstanding Medicare claims relating to the Company’s former GeriCare unit. Under the settlement agreement, and without admitting liability, ARV agreed to pay $1,625,000 to the U.S. government. ARV acquired GeriCare in 1996, and the Medicare certified outpatient rehabilitation provider ceased operations in 1998.

ADDITIONAL INFORMATION AND WHERE TO FIND IT.

This announcement is neither a solicitation of a proxy, an offer to purchase nor a solicitation of an offer to sell shares of ARV. In connection with the proposed transaction, ARV will file a proxy statement with the SEC. Investors and security holders are advised to read the proxy statement and related materials, including the Agreement and Plan of Merger, when they become available, because they will contain important information. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by ARV with the SEC at the SEC’s web site at http://www.sec.gov. Free copies of the proxy statement, once available, and the company’s other filings with the SEC may also be obtained from ARV by directing a request to the Company’s corporate secretary.

ARV, its directors and certain executive officers may be deemed under the rules of the SEC to be “participants in the solicitation” of proxies from the stockholders of ARV in favor of the transaction. Information about the directors and executive officers of ARV and their ownership of ARV common stock is set forth in the proxy statement, dated April 22, 2002, for ARV’s 2002 annual meeting of stockholders, as filed with the SEC on Schedule 14A. Investors and security holders of ARV may obtain additional information regarding the interests of the “participants in the solicitation” by reading the proxy statement relating to the transaction when it becomes available.

FORWARD LOOKING STATEMENTS

This press release contains forward looking statements, including, without limitation, statements relating to the plans, expectations and intentions of ARV, Prometheus and its affiliates, which are made in a manner consistent with the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of ARV and Prometheus to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. These factors include: general economic, capital market and business conditions; risks arising from litigation or similar proceedings; and the risks and uncertainties inherent in the satisfaction of the closing conditions to the merger and the consummation of the merger, as well as those factors discussed in the filings of ARV and its subsidiaries with the Securities and Exchange Commission, which are incorporated in this press release by reference.